Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form S-1) and related Prospectus of EMCORE Corporation for the registration of 9,400,003 shares of its common stock and to the incorporation by reference therein of our report dated April 11, 2008, with respect to the Statements of Assets to Be Acquired and Statements of Net Revenues and Direct Expenses of the Optical Platform Division of Intel Corporation, included in its Current Report (Form 8K/A) dated May 7, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Ernst & Young, LLP

San Jose, California
May 12, 2008